                                                                   EXHIBIT 10.17

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated December 23, 2005, to be effective as of the Effective Date (as defined below), is by and between Health Fitness Corporation, a Minnesota corporation ("HFC"), and Peter A. Egan, Ph.D. ("Executive").

                                    RECITALS

         WHEREAS, Executive is currently employed by HealthCalc.Net, Inc. ("HCN") (the "Business"); and

         WHEREAS, HFC and HCN are parties to a Stock Purchase Agreement dated as of December 23, 2005 (the "Purchase Agreement") by and among HFC, HCN and the shareholders of HCN (the "Shareholders") pursuant to which the Shareholders have agreed to sell to HFC all of the capital stock of HCN (the "Stock"); and

         WHEREAS, in anticipation of the closing (the "Closing") of HFC's purchase of the Stock as contemplated by the Purchase Agreement, Executive and HFC desire to agree to the terms of Executive's employment with HFC, which employment will commence, if the Closing occurs, on the date on which the Closing occurs (the "Effective Date"); and

         WHEREAS, Executive acknowledges and agrees that Executive will, prior to the Effective Date and in the course of Executive's employment with HFC, have access to confidential, proprietary and trade secret information of HFC, the unauthorized use or disclosure of which would cause irreparable harm to HFC; and

         WHEREAS, Executive wishes to receive from HFC the compensation, and the benefit of the other terms and conditions of employment, as set forth in this Agreement as valuable consideration for the confidentiality, noncompetition, inventions and other provisions contained in this Agreement;

         NOW, THEREFORE, in consideration of Executive's employment under the terms and conditions of this Agreement, the compensation and benefits paid or made available to Executive by HFC, the covenants of this Agreement and for other good and valuable consideration the receipt and sufficiency of which are specifically acknowledged by the parties, Executive and HFC agree as follows:

                                    ARTICLE I
                      EMPLOYMENT, COMPENSATION AND BENEFITS

         1.01     Employment With HFC.


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                  (a)   HFC hereby agrees to employ Executive initially in the
         position of Chief Science Officer, and Executive hereby accepts such employment with HFC, commencing as of the Effective Date, subject to the terms and conditions of this Agreement. Such employment shall continue indefinitely until terminated in accordance with Article II of this Agreement.

                  (b) Notwithstanding anything herein to the contrary, HFC's employment of Executive as contemplated by this Agreement is subject to, and Executive's employment with HFC will commence only if and upon, the Closing. Executive acknowledges that the Closing is subject to numerous conditions and that the Closing may not occur. If the Closing does not occur, HFC will have no obligation to employ Executive and neither of the parties hereto will have any other obligation hereunder. In addition, notwithstanding anything herein to the contrary, HFC shall have the right to terminate this Agreement immediately upon notice to Executive upon the termination of the Purchase Agreement, and, in such event, HFC will have no obligation to Executive hereunder, including any obligation with respect to employment or separation pay.

         1.02     Duties.

                  (a) Executive agrees, during Executive's employment, to devote Executive's full time and best efforts to the business of HFC, including, without limitation, the performance of those duties and responsibilities reasonably and customarily associated with Executive's position as may change from time to time. Executive's duties and responsibilities shall be subject to determination by HFC's Chief Executive Officer or his designee.

                  (b) Executive shall report to, and at all times shall be subject to the direction of, HFC's Chief Executive Officer or his designee.

                  (c) Executive, at all times during Executive's employment with HFC, shall comply with HFC's standards, regulations and policies as determined or set forth by HFC from time to time and as applicable to employees of HFC.

         1.03 Outside Activities. Executive shall not engage in any outside activities that conflict with HFC's interests, or that interfere in any way with Executive's performance of Executive's duties hereunder. In addition, Executive shall not engage in any activity that might subject HFC to criticism or adverse publicity, that might interfere with Executive's normal work schedule, or that might interfere with Executive's job duties and responsibilities. Moreover, Executive shall not, and hereby agrees not to accept remuneration of any kind from Executive's participation in any outside activity without the express written approval of HFC. The foregoing, however, shall not be construed as preventing Executive from engaging in religious, charitable or other community or nonprofit activities that do not impair Executive's ability to fulfill Executive's duties and responsibilities under this Agreement.

         1.04 Annual Base Salary. Executive shall be paid a bi-weekly gross salary of $6,232.31 (which is $162,040 on an annual basis), less withholding for income and FICA taxes


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and any other proper deductions. Executive's base salary will be paid to
Executive in accordance with HFC's normal payroll practices. Executive's performance shall be reviewed annually for base salary increase beginning March 2007, and such increase, if any, shall be determined by HFC in its sole discretion.

         1.05 Fringe Benefits. HFC shall provide the following fringe benefits to Executive so long as Executive is employed by HFC:

                  (a) Executive shall be eligible to participate in an annual calendar year bonus program subject to the specific terms and conditions of the program developed each year.

                  (b) Executive shall be eligible to participate in employee benefit plans and programs offered by HFC from time to time, including, but not limited to, any medical, dental, short-term disability, long-term disability and life insurance coverage, or retirement plans, in accordance with the terms and conditions of those benefit plans and programs.

                  (c) Executive shall have initially accrued five (5) days of paid vacation time and shall initially be eligible to accrue up to an additional twenty-one (21) days of paid vacation time per anniversary year in accordance with HFC's standard vacation practices and policies which may be amended from time to time. In addition, Executive may be eligible for additional paid time off in accordance with HFC's standard paid time off policies and practices.

         1.06 Expenses. During the term of this Agreement, Executive shall be entitled to prompt reimbursement by HFC for all reasonable, ordinary and necessary travel, entertainment and other business related expenses incurred by Executive (in accordance with the policies and procedures established by HFC for employees from time to time) in the performance of Executive's duties and responsibilities under this Agreement; provided, however, that Executive shall properly account for such expenses in accordance with federal, state and local tax requirements and HFC's policies and procedures.

                                   ARTICLE II
                                   TERMINATION

         2.01     Events of Termination.  Executive's employment with HFC:

                  (a) May be terminated by mutual written agreement of HFC and Executive.

                  (b)   Shall terminate immediately upon the death of Executive.

                  (c) May be terminated upon written notice from HFC to Executive for Cause, which, for purposes of this Agreement, shall mean the following:

                           (i) Failure of Executive to (a) satisfactorily, faithfully, diligently or competently perform the duties, requirements and responsibilities of Executive's


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                  employment as contemplated by this Agreement or as assigned by
                  HFC's Chief Executive Officer or his designee, or (b) follow the reasonable direction consistent with Executive's position of HFC's Chief Executive Officer or his designee; provided, however, in the event of termination pursuant to this subparagraph 2.01(c)(i), HFC's CEO will provide Executive written notice (the "Cause Notice") of proposed termination which provides (1) reasonable detail as to the cause or causes asserted by HFC and upon which the Cause Notice is based, and
                  (2) notification of a certain period of time not less than thirty (30) days from receipt of such Cause Notice within which Executive shall have the opportunity to cure the performance or conduct upon which the Cause Notice is based, to the satisfaction of HFC's CEO. If after the completion of the designated cure period HFC's CEO determines, in his sole discretion, that Executive has failed to cure the performance or conduct, Executive will be given written notice of Executive's termination and Executive's employment will terminate immediately upon the giving of such notice of Executive; or

                           (ii) Failure of Executive to comply with the written policies, regulations and directives of HFC that have been provided to Executive in effect and as may change from time to time; or

                           (iii) Any act or omission on the part of Executive which constitutes a material failure to comply with the provisions of this Agreement; or

                           (iv) Any act or omission on the part of Executive which is potentially harmful to the reputation or business of HFC, including, but not limited to, any conduct of Executive which is inconsistent with federal and state laws or HFC policies respecting harassment and discrimination, or other HFC policies; or

                           (v) Conviction or arrest of Executive for, or a guilty or nolo contendere plea by Executive with respect to, any crime punishable as a felony; or any bar against Executive from serving as a director, officer or executive of any firm the securities of which trade publicly.

                  Executive's termination for Cause shall be determined in good faith by and in the sole discretion of HFC's Chief Executive Officer and/or his designee.

                  (d) May be terminated upon Executive's inability to perform the essential functions of Executive's position due to physical or mental disability, with or without reasonable accommodation, as determined in the good faith judgment of HFC's Chief Executive Officer, or as may otherwise be required by applicable law.

                  (e) May be terminated by Executive for any reason upon ninety (90) days' written notice to HFC.

                  (f) May be terminated by Executive in the event if (i) a material breach by HFC of this Agreement arising out of HFC's failure to pay Executive in accordance with


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         Article I of this Agreement which remains uncured ten (10) days after receipt of written notice from Executive of such material breach, or
         (ii) any other material breach by HFC of this Agreement which remains uncured thirty (30) days after receipt of written notice from Executive of such material breach.

                  (g) May be terminated by HFC for any reason other than one described in subsections 2.01(c) or (d) effective at any time after December 31, 2006, upon ninety (90) days written notice to Executive; provided that HFC may provide less notice if HFC commences the 3-month separation pay period under Section 2.02(b) below upon the effective date of termination..

         2.02 Compensation Upon Termination of Executive's Employment. In the event that Executive's employment with HFC terminates the following provisions shall govern as applicable:

                  (a)   If termination occurs pursuant to subparagraph 2.01(a),
         (b), (c), (d), (e) or (f), HFC shall pay Executive his base salary and fringe benefits through the date of termination (except Executive shall have the right to continue certain benefits at Executive's expense under COBRA), unless the parties agree in writing otherwise. If termination occurs pursuant to subparagraph 2.01(d), Executive acknowledges and agrees that Executive's receipt of salary compensation between the date of disability and date of termination shall be governed by HFC's employee benefit programs, as may be amended from time to time, to the extent Executive is eligible to participate in such programs.

                  (b) If termination occurs pursuant to subparagraph 2.01(g), HFC shall pay Executive his base salary and fringe benefits through the date of termination (except Executive shall have the right to continue certain benefits at Executive's expense under COBRA). However, Executive shall receive as separation pay the equivalent of three (3) months of Executive's then current base salary if termination occurs pursuant to subparagraph 2.01(g) or if Executive terminates his employment with HFC for Good Reason (as defined below). Any separation pay due to Executive under this subparagraph 2.02(b) shall be payable to Executive, at the sole discretion of HFC, either in a lump sum or in installments in accordance with HFC's standard payroll practices. Executive's compensation as an employee shall cease upon commencement of the three-month separation pay period, which shall commence as of day following the last day of Executive's employment. The last day of Executive's employment shall be the last business day prior to expiration of any applicable notice period hereunder, or such earlier date following the giving of such notice as of which the Company no longer requires Executive to perform services for the Company. If a termination pursuant to subparagraph 2.01(g) occurs after Executive's first twelve (12) months of employment, Executive shall be required to execute a separation agreement prepared by HFC to include a general release of any and all claims in favor of HFC in connection with Executive's receipt of separation pay under this subparagraph 2.02(b).

                  (c) All payments made to Executive under this Paragraph 2.02 shall be reduced by amounts (i) required to be withheld in accordance with federal, state and local


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         laws and regulations in effect at the time of payment, and (ii) owed to
         HFC by Executive for any amounts advanced, loaned or misappropriated in accordance with applicable law.

                                   ARTICLE III
                     PROTECTION OF CONFIDENTIAL INFORMATION

         3.01. Confidential Information. During Executive's employment and at all times thereafter, he will not directly or indirectly use or disclose any trade secret, proprietary or Confidential Information of HFC or any parent, subsidiary or affiliated entity for the benefit of any person or entity other than HFC without prior written approval of HFC's Board of Directors. For purposes of this Agreement, in addition to all materials and information protected by applicable statute or law, the parties acknowledge that Confidential Information shall mean any information, whether in print, on computer disc or tape or otherwise, which relates to HFC or any parent, subsidiary or affiliated entity, or to HFC or any parent, subsidiary or affiliated entity's existing or reasonably foreseeable business, including but not limited to information relating to research, development, technology, processes, information relating to proprietary rights and data, ideas, know-how, inventions, trade secrets, proprietary information, design concepts, sales, information relating to business or financial strategies and goals, marketing information, plans or proposals, business or financial information, information regarding employees and employee compensation and benefits, information relating to consultants, vendors, subcontractors, suppliers, markets, fees, pricing or purchasing information, data processing, information regarding the identity of customers and potential customers and other information regarding customers and potential customers, information regarding active and inactive accounts, information related to health coaching programs, training or services, and information regarding strategic initiatives or direction, programs, techniques, and methods of operation and procedures, but shall not include information (a) which has become generally available to the public other than as a result of disclosure by Executive, (b) which is information that would not reasonably be considered to be part of the HCN business acquired by HFC and that was within Executive's legitimate and unrestricted possession prior to the time of his employment with HFC, or (c) which is made available to Executive from a source other than HFC and such source is not bound by a duty of confidentiality to HFC.

         3.02 Return of Information/Property. Executive will, immediately upon his voluntary or involuntary resignation or termination from employment for any reason, or upon HFC's request at any time, deliver to HFC all property, documents, materials and other items, whether on computer disc or tape or otherwise, including all copies thereof, belonging to HFC or any parent, subsidiary or affiliated entity, or in any way related to the business of HFC or any parent, subsidiary or affiliated entity, or the services Executive performed for HFC or any parent, subsidiary or affiliated entity, including but not limited to any property, documents, materials or items containing trade secret, proprietary, or Confidential Information. Executive will not retain any copies or summaries of any kind of property, documents, materials or items which he has returned in accordance with this Paragraph 3.02.


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                                   ARTICLE IV
               NONCOMPETITION; NON-SOLICITATION; NON-DISPARAGEMENT

         4.01 Noncompetition and Non-Solicitation Agreement. During Executive's employment with HFC and for a period of twenty-four (24) months after Executive's resignation or termination of employment for any reason, whether voluntary or involuntary, other than (i) termination by HFC without Cause under subsection 2.01(g), and (ii) termination by Executive for Good Reason, as defined below (in which two cases the period shall be six (6) months rather than twenty-four (24) months) ("Noncompetition Period") Executive shall not:

                  (a) Design, develop, promote, advertise, establish, own, operate, lease, maintain, license, franchise, work for, engage in, provide services to, be connected with, have any interest in or otherwise be involved in or with, directly or indirectly, any business, person or entity, that promotes, markets, advertises, provides, sells, or offers products, processes, technology, or services that are the same as or similar to those products, processes, technology, or services that are offered by HFC at any time during Executive's employment with HFC or during the Noncompetition Period.

                  (b) Solicit HFC's current or former customers or potential or prospective customers on behalf of himself or any other business, person or entity for the purpose of selling, offering, providing or otherwise making available products, processes, technology, or services that are the same as or similar to those products, processes, technology, or services that are offered by HFC at any time during Executive's employment with HFC or during the Noncompetition Period;

                  (c) Exploit or use contacts, developed or made during Executive's employment with HFC, for the purpose of soliciting HFC's current or former customers or potential or prospective customers on Executive's behalf or the behalf of any other business, person or entity for purpose of selling, offering, providing or otherwise making available products, processes, technology, or services that are the same as or similar to those products, processes, technology, or services that are offered by HFC at any time during Executive's employment with HFC or during the Noncompetition Period; or

                  (d) Directly or indirectly, induce or attempt to induce, any of HFC's then current employees or independent contractors to terminate their employment, contractual or other relationship with HFC, or otherwise interfere or attempt to interfere with that existing employment or other relationship with HFC.

         4.02 Good Reason. For purposes of this Agreement, "Good Reason" means Executive's termination of his employment with HFC for any of the following reasons:

                  (a) Any material breach by HFC of this Agreement, and HFC fails to cure such breach within thirty (30) days after receipt of written notice of such material breach from Executive.

                  (b) Any permanent relocation by HFC of Executive's office to a location outside Dallas, Texas, without Executive's Consent.



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                  (c)   Any assignment of material duties to Executive that are
         inconsistent with Executive's education, experience and skills, except as may be necessary to fulfill HFC's legitimate business needs; provided that Executive shall first give HFC written notice setting forth in reasonable detail the basis for Executive's claim under this subparagraph (c), and either HFC has not withdrawn or appropriately modified such assignment, or the parties have not been able to resolve such claims with good faith negotiations, within thirty (30) days following the giving of such notice.

         4.03 Non-Disparagement. During Executive's employment with HFC and at all times thereafter, Executive shall not disparage or defame, or allow or cause others to disparage or defame, HFC, its Board of Directors, directors, officers, employees, customers, or vendors.

         4.04 Compliance. To enable HFC to monitor Executive's compliance with the obligations imposed by this Agreement, including Article IV, Executive shall, during the Noncompetition Period, if applicable, inform the Chief Executive Officer of HFC in writing of the identity of any new employer of Executive, or entity with which Executive will be associated or provide services, and of Executive's job title and responsibilities with any such employer or entity, prior to accepting such employment or engagement.

         4.05 Purchase Agreement Restrictions. The provisions of this Article IV are in addition to restrictions on Executive's competition with HFC contained in the Purchase Agreement and are not in lieu of nor intended to supersede such restrictions.

                                    ARTICLE V
                            COPYRIGHT AND INVENTIONS

         5.01 Copyrights. Executive acknowledges that any documents, drawings, computer software or other work of authorship prepared by him within the scope of his employment is a "work made for hire" under U.S. copyright laws and that, accordingly, HFC exclusively owns all copyright rights in such works of authorship. For purposes of this Paragraph, "scope of employment" means that the work of authorship (a) relates to any subject matter pertaining to Executive's employment, (b) relates to or is directly or indirectly connected with the existing or reasonably foreseeable business, products, services, projects or Confidential Information of HFC, or any parent, subsidiary or affiliated entity, or (c) involves the use of any time, material or facility of HFC, or any parent, subsidiary or affiliated entity.

         5.02 Inventions. HFC will be entitled to all of the benefits, profits, results and work product arising from or incident to all of Executive's work, services, advice and activities, including without limitation all rights in inventions (as set forth below), trademark or trade name creations, and copyrightable materials.

         During the period of his employment with HFC and for a period of one year after such termination, or three years from the date hereof, whichever is longer, Executive agrees to communicate promptly and fully to HFC all inventions, discoveries, improvements or designs made, conceived or reduced to practice by Executive (alone or jointly with others) which both (i) pertain to the business of HFC or any parent, subsidiary or affiliated entity, and (ii) arise or have arisen out of the performance of duties by Executive under this Agreement that are originated, made, conceived or reduced to practice by Executive during the term of this Agreement or during the term of his employment by HCN (the "Protected Inventions"), and, except as provided in this Paragraph 5.02, Executive will and hereby does assign to HFC and/or its nominees all of Executive's right, title and interest in the Protected Inventions and all of his right, title and interest in any patents, patent applications or copyrights based thereon without obligation on the part of HFC to make any compensation, royalty or payment to him. Executive further agrees to assist HFC and/or its nominee (without charge but at no expense to Executive) at any time and in every proper way to obtain and maintain for its and/or their own benefit, patents and/or copyrights for the Protected Inventions. Executive agrees to keep accurate, complete and timely records of all Protected Inventions, which records shall be the sole property of HFC and shall not be removed from HFC premises.

         Executive understands and agrees that any Protected Invention on which Executive files a patent application within one (1) year after Executive's resignation or the termination of Executive's employment with HFC is presumed to have been made and conceived by Executive during the course of Executive's employment with HFC, subject to proof to the contrary by good faith, written and duly corroborated records establishing that such was conceived and made following Executive's resignation or termination of employment.

         This Agreement does not obligate Executive to assign to HFC any invention, discovery, improvement or design for which no equipment, supplies, facility or trade secret information of HFC or any parent, subsidiary or affiliated entity was used and which was developed entirely on Executive's own time, and (a) which does not relate (i) directly to the business of HFC or any parent, subsidiary or affiliated entity, or (ii) to HFC's or any parent, subsidiary or affiliated entity's actual or demonstrably anticipated research or development; or (b) which does not result from any work performed by Executive for HFC or any parent, subsidiary or affiliated entity.

         5.03 Prior Inventions. Attached to this Agreement and initialed by both parties is a list of all of the inventions, by description, if any, in which Executive possesses any right, title, or interest prior to Executive's employment by HFC and the execution of this Agreement, which are not subject to the terms of this Agreement.

                                   ARTICLE VI
                                  MISCELLANEOUS

         6.01 Irreparable Harm. The parties acknowledge that HFC will suffer irreparable harm if Executive breaches any provision of Articles III, IV or V either during or after Executive's employment with HFC. Accordingly, HFC shall be entitled, in addition to any other right and remedy it may have, at law or equity, to a temporary restraining order and/or injunction, without the posting of a bond or other security, or with the posting of a minimal bond or security where required by applicable law, enjoining or restraining Executive from any violation of Articles III, IV or V and Executive hereby consents to HFC's right to seek the issuance of such injunction. If any rights or restrictions contained in Articles III, IV or V are deemed to be unenforceable by reason of the extent, duration or geographic scope, or other provision thereof, the parties contemplate that the applicable court will reduce such extent, duration or geographic scope or other provisions and enforce the provisions in their reduced form for all purposes in the manner contemplated by such Articles.


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


         6.02 Survival of Provisions. The parties agree that the provisions of Articles III, IV, V and VI shall survive the termination of this Agreement and Executive's resignation or the termination of Executive's employment for any reason.

         6.03 Governing Law. This Agreement shall be governed according to the laws of the State of Minnesota, without reference to its conflicts of law provisions.

         6.04 Captions. The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and conditions hereof.

         6.05 No Conflicting Obligations. Executive represents and warrants to HFC that he is not under, or bound to be under in the future, any obligation to any person, firm, or corporation that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by Executive of his duties and responsibilities hereunder. Specifically, but without limiting the generality of the foregoing, Executive warrants and represents to HFC that he is not currently bound and will not be bound in the future by any confidentiality agreements and/or restrictive covenants that may and/or will restrict Executive's ability to perform Executive's duties and responsibilities hereunder. Moreover, Executive agrees that he will not enter into any confidentiality agreements and/or restrictive covenants during Executive's employment with HFC that may or will restrict Executive's ability to perform Executive's duties and responsibilities hereunder, with the exception of any confidentially agreements and/or restrictive covenants entered into by and between Executive and HFC.

         6.06 Successors. This Agreement is personal to Executive and Executive may not assign or transfer any part of Executive's rights or duties hereunder, or any compensation due to him hereunder, to any other person. This Agreement may be assigned by HFC to successors and assigns.

         6.07 Waiver. The waiver by any party of the breach or nonperformance of any provision of this Agreement by any other party will not operate or be construed as a waiver of any future breach or nonperformance under any provision of this Agreement or any similar agreement with any other employee.

         6.08 Notices. Any and all notices referred to herein shall be deemed properly given only if in writing and delivered personally or sent postage prepaid, by certified mail, return receipt requested, as follows:

                  (a)   To HFC by notice to the Chief Executive Officer; and

                  (b) To Executive at Executive's home address as it then appears on the records of HFC, it being the duty of Executive to keep HFC informed of Executive's current home address at all times.


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


The date on which notice to HFC or Executive shall be deemed to have been given if mailed as provided above shall be three (3) days after having been placed in the United States mail, postage prepaid. Personal delivery to Executive shall be deemed to have occurred on the date notice was delivered to Executive personally.

         6.09 Term. This Agreement shall be effective on the Effective Date and shall continue until terminated in accordance with the provisions set forth in this Agreement.

         6.10 Modification. This Agreement supersedes any and all prior oral and written understandings and agreements, if any, between the parties relating to the subject matter hereof. This Agreement sets forth the entire understandings and agreements between and among the parties on the subject matter hereof and is the complete and exclusive statement of the terms and conditions thereof. No modification, termination, discharge, release or attempted waiver of any provision of this Agreement will be valid unless it is made in writing and signed by the party against whom the same is sought to be enforced, and is specifically identified as a modification, termination, release, waiver or discharge of this Agreement. If any term, clause or provisions of this Agreement shall for any reason be adjudged invalid, unenforceable or void, the same shall not impair or invalidate any of the other provisions contained herein, all of which shall be performed in accordance with their respective terms.

         6.11 Counterparts. More than one counterpart of this Agreement may be executed by the parties hereto, and each fully executed counterpart shall be deemed an original.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                            HEALTH FITNESS CORPORATION


                                            By     /s/  Jerry V. Noyce
                                               ---------------------------------
                                               Jerry V. Noyce
                                               Its Chief Executive Officer


                                            EXECUTIVE


                                                  /s/  Peter A. Egan
                                            ------------------------------------
                                            Peter A. Egan, Ph.D.

                                PRIOR INVENTIONS
                        (As referred to in Section 5.03)



         1. The contents of, and the concepts described in, Computer Application for Exercise Testing. Egan, Peter, Dissertation, University of New Mexico are the subject of a license agreement between Peter A. Egan and HCN and constitute Prior Inventions pursuant to Section 5.03.









                                           Identified and Confirmed:

                                           HEALTH FITNESS CORPORATION


                                           By /s/ Jerry V. Noyce
                                              ----------------------------------
                                              Jerry V. Noyce
                                              Its Chief Executive Officer


                                           EXECUTIVE


                                           /s/ Peter A. Egan, Ph.D.
                                           -------------------------------------
                                           Peter A. Egan, Ph.D.